     As filed with the Securities and Exchange Commission on September 16, 2009
     Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EXIDE TECHNOLOGIES
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	23-0552730 (I.R.S. Employer Identification No.)
13000 Deerfield Parkway
Building 200
Milton, Georgia 30004
(Address, including zip code, of Principal Executive Offices)

Exide Technologies 2009 Stock Incentive Plan
(Full title of the plan)
Brad S. Kalter
Deputy General Counsel and Corporate Secretary
13000 Deerfield Parkway, Building 200
Milton, Georgia 30004
(Names and address of agent for service)
(678) 566-9048
(Telephone number, including area code, of agent for service)
Copies to:
Timothy J. Melton
Jones Day
77 West Wacker
Chicago, Illinois 60601
(312) 782-3939
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering Price	Aggregate	Amount of
to be Registered	Registered (1)(2)	Per Share (3)	Offering Price (3)	Registration Fee
Common Stock, $0.01 par value Rights to Purchase Common Stock, par value $0.01 per share (4)	4,000,000 shares	$8.16	$32,640,000	$1,821.32

(1)	Consists of shares of common stock, par value $0.01 per share (the “Common Stock”) of Exide Technologies (“Exide”), including the associated rights to purchase Common Stock, that may be sold pursuant to the Exide Technologies 2009 Stock Incentive Plan (the “Plan”).

(2)	In addition, pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), this Registration Statement also relates to such indeterminate number of additional shares of Common Stock, including the associated rights to purchase Common Stock, as may be issuable to prevent dilution in the event of a stock dividend, stock split, recapitalization, or other similar changes in the capital structure, merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation, or other distribution of assets, issuance of rights or warrants to purchase securities, or any other corporate transaction or event having an effect similar to any of the foregoing.

(3)	Determined in accordance with Rules 457(h) and (c) under the Securities Act, based on $8.16, the average of the high and low prices on The Nasdaq Global Market on September 11, 2009.

(4)	One right to purchase a share of Common Stock will attach to, and be transferable only with, each share of Common Stock. The terms of these rights to purchase Common Stock are described in the Current Report on Form 8-K filed by Exide with the Securities and Exchange Commission (the “Commission”) on December 8, 2008.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     Exide will send or give the documents containing the information required by Part I of Form S-8 to participants in the Plan pursuant to Rule 428(b)(1) under the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents previously filed by Exide with the Commission are incorporated by reference in this Registration Statement:
(a)	Exide’s Annual Report on Form 10-K for the year ended March 31, 2009, filed with the Commission on June 4, 2009 (File No. 001-11263);

(b)	Exide’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2009, filed with the Commission on August 6, 2009 (File No. 001-11263);

(c)	Exide’s Current Reports on Form 8-K filed August 31, 2009 and May 7, 2009 (File No. 001-11263);

(d)	the description of the rights to purchase Common Stock contained in Exide’s Current Report on Form 8-K filed with the Commission on December 8, 2008 (File No. 001-11263); and

(e)	the description of the Common Stock set forth in Exide’s registration statement on Form 8-A, filed on May 6, 2004, pursuant to Section 12(b) of the Exchange Act, as amended by any amendment or report updating such description (File No. 001-57045).
     All documents subsequently filed by Exide pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed except as so modified or superseded, to constitute a part of this registration statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Exide is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such persons in connection with any threatened, pending or completed actions, suits or proceedings in which such persons are made a party by reason of being or having been a director, officer, employee or agent to the corporation. The Delaware General Corporation Law provides that Section 145 is not excluding other rights to which those seeking indemnification may be entitled under any certificate of incorporation, bylaws, agreement, vote of stockholders or disinterested directors or otherwise. Our bylaws provide for indemnification by Exide of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.
     Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (d) for any transactions from which the director derived an improper personal benefit. Exide’s certificate of incorporation provides for such limitations of liability to the fullest extent permitted by Delaware General Corporation Law.
     Exide entered into indemnification agreements with certain of its officers and all members of its board of directors. The indemnification agreements provide that Exide will indemnify its officers and directors party thereto against any losses, expenses and taxes arising from any action taken against the officers and directors by reason of or relating to their status or actions taken in their capacity as Exide’s officers or directors. Exide is not responsible for indemnifying officers and directors for any action initiated or brought voluntarily by any officer or director against Exide or any of its employees.
     Exide maintains standard policies of insurance under which coverage is provided (a) to Exide’s directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (b) to Exide with respect to payments which may be made by Exide to such directors and officers pursuant to the above indemnification provision or otherwise as a matter of law.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     See Exhibit Index.
Item 9. Undertakings.
(a)	The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by Exide pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of those securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Exide’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Exide pursuant to the foregoing provisions, or otherwise, Exide has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Exide of expenses incurred or paid by a director, officer or controlling person of Exide in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Exide will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, Exide Technologies certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milton, State of Georgia, on the 16th day of September, 2009.

EXIDE TECHNOLOGIES
By:	/s/ Gordon A. Ulsh
Gordon A. Ulsh
President, Chief Executive Officer and Director

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Barbara A. Hatcher and Brad S. Kalter and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement (and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, for the offering which this Registration Statement relates), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Gordon A. Ulsh	President, Chief Executive	September 16, 2009
Gordon A. Ulsh	Officer and Director (Principal Executive Officer)

/s/ Phillip A. Damaska	Executive Vice President and	September 16, 2009
Phillip A. Damaska	Chief Financial Officer (Principal Financial Officer)

/s/ Louis E. Martinez	Vice President, Corporate	September 16, 2009
Louis E. Martinez	Controller and Chief Accounting Officer (Principal Accounting Officer)

/s/ John P. Reilly	Chairman of the Board of Directors	September 16, 2009
John P. Reilly

/s/ Herbert F. Aspbury	Director	September 16, 2009
Herbert F. Aspbury

/s/ Michael R. D’Appolonia	Director	September 16, 2009
Michael R. D’Appolonia

Signature	Title	Date

/s/ David S. Ferguson	Director	September 16, 2009
David S. Ferguson

/s/ Paul W. Jennings	Director	September 16, 2009
Paul W. Jennings

/s/ Joseph V. Lash	Director	September 16, 2009
Joseph V. Lash

/s/ Michael P. Ressner	Director	September 16, 2009
Michael P. Ressner

/s/ Carroll R. Wetzel	Director	September 16, 2009
Carroll R. Wetzel

EXHIBIT INDEX

Exhibit
Number	Description

4.1	Amended and Restated Certificate of Incorporation of Exide Technologies, incorporated by reference to Exhibit 3.1 to the Exide Technologies’ Quarterly Report on Form 10-Q filed with the Commission on November 8, 2007 (File No. 001-11263).

4.2	Amended and Restated Bylaws of Exide Technologies, effective March 26, 2009, incorporated by reference to Exhibit 3.1 to of Exide Technologies’ Current Report on Form 8-K filed with the Commission on March 31, 2009 (File No. 001-11263).

4.3	Rights Agreement, dated as of December 6, 2008, by and between Exide Technologies and American Stock Transfer Trust Company, LLC, incorporated by reference to Exhibit 4.1 to Exide Technologies’ Registration Statement on Form 8-A filed with the Commission on December 8, 2008 (File No. 001-11263).

4.4	Exide Technologies 2009 Stock Incentive Plan.

4.5	Form of Restricted Stock Units Award Agreement for United States Non-Employee Directors.

4.6	Form of Restricted Stock Units Award Agreement for United Kingdom Non-Employee Directors.

5.1	Opinion of Jones Day, counsel to Exide Technologies, as to the legality of the shares being registered.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Jones Day (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).